Exhibit 10.1
Execution Copy

STOCK PURCHASE AGREEMENT
among
FIDELITY NATIONAL TITLE INSURANCE COMPANY,
CHICAGO TITLE INSURANCE COMPANY
and
LANDAMERICA FINANCIAL GROUP, INC.
Dated as of November 25, 2008
as amended and restated
as of December 12, 2008,
as further amended and restated
as of December 21, 2008

i

ii

List of Schedules

Schedule 1	—	Registration Rights Provisions

Schedule 2	—	Certain Employees

Schedule 3	—	December 21, 2008 Order Granting Debtor’s Oral Motion to Approve Settlement Pursuant to Federal Rule of Bankruptcy Procedure 9019
List of Exhibits

Exhibit A	—	Form of FNF Note
Exhibit B	—	Form of Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of November 25, 2008 (the “Initial Agreement”), as amended and restated as of December 12, 2008 (the “Initial Amended Agreement”), as further amended and restated as of December 21, 2008 (as so amended, this “Agreement”)is made and entered into among Fidelity National Title Insurance Company, an insurance company organized under the laws of the State of California (“FNTIC”), Chicago Title Insurance Company, an insurance company organized under the laws of the State of Nebraska (“CTIC,” and with FNTIC, “Buyers”) and LandAmerica Financial Group, Inc., a Virginia corporation (“Seller”).
WITNESSETH:
     WHEREAS, Seller directly or indirectly owns 100% of the issued and outstanding shares of capital stock (the “Shares”) of each of (i) Commonwealth Land Title Insurance Company, an insurance company organized under the laws of the State of Nebraska (“Commonwealth”) (the “Commonwealth Shares”), (ii) United Capital Title Insurance Company, an insurance company organized under the laws of the State of California (“UCTIC”) (the “UCTIC Shares”), and (iii) Lawyers Title Insurance Corporation, an insurance company organized under the laws of the State of Nebraska (“LTIC,” and together with UCTIC and Commonwealth, the “Companies”) (the “LTIC Shares,” and with the UCTIC Shares and Commonwealth Shares, the “Shares”);
     WHEREAS, Commonwealth directly or indirectly owns, along with other Subsidiaries, 100% of the issued and outstanding capital stock of Commonwealth Land Title Insurance Company of New Jersey, an insurance company organized under the laws of the State of New Jersey (“CNJ”); and
     WHEREAS, Buyers and FNF desire to acquire, and Seller desires to sell or cause to be sold to Buyers and FNF, all of the Shares, on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
     “Accounting Principles” means SAP applied in a manner consistent with the preparation of the quarterly balance sheet of UCTIC as of September 30, 2008, included in its quarterly statement as filed with the California Department of Insurance (which showed statutory Net Worth of $16,237,479).

     “Adjustment Report” has the meaning set forth in Section 2.8.
     “Adjustment Statement” has the meaning set forth in Section 2.8.
     “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.
     “Agreement” has the meaning set forth in the preamble.
     “Ancillary Documents” means, collectively, the Buyer Ancillary Documents, the Seller Ancillary Documents and the Company Ancillary Documents.
     “Assumed Plans” has the meaning set forth in Section 3.11(a).
     “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(b).
     “Bankruptcy Code” has the meaning set forth in Section 5.11(a).
     “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks are not generally open for business in New York City.
     “Buyers” has the meaning set forth in the preamble.
     “Buyer Ancillary Documents” means all agreements, instruments and documents being or to be executed and delivered by a Buyer or an Affiliate of a Buyer under this Agreement or in connection herewith.
     “Buyer Cash Amount” shall mean an amount equal to $134,762,521.
     “Buyer Consultant” has the meaning set forth in Section 5.11(b).
     “Buyer Disclosure Schedule” has the meaning set forth in Article IV.
     “CA Approval” shall have the meaning given such term in Section 3.4(a).
     “Chapter 11 Court” has the meaning set forth in Section 5.11(a).
     “Chapter 11 Court Order” has the meaning set forth in Section 5.11(a).
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commonwealth” has the meaning set forth in the preamble.
     “Commonwealth Common Stock” has the meaning set forth in Section 3.2(a).

     “Commonwealth Purchase Price” has the meaning set forth in Section 2.2.
     “Commonwealth Shares” has the meaning set forth in the recitals.
     “Companies” has the meaning set forth in the preamble.
     “Companies Articles” has the meaning set forth in Section 3.1(b).
     “Companies Charter” has the meaning set forth in Section 3.1(b).
     “Companies Common Stock” has the meaning set forth in Section 3.2(a).
     “Company Ancillary Documents” means all agreements, instruments and documents being or to be executed and delivered by the Companies or any Affiliate of either Company under this Agreement or in connection herewith.
     “Company Benefit Plans” has the meaning set forth in Section 3.11(a).
     “Company Contract” has the meaning set forth in Section 3.13(a).
     “Company Disclosure Schedule” has the meaning set forth in Article III.
     “Company IP” has the meaning set forth in Section 3.17(a).
     “Company Licensed Party” has the meaning set forth in Section 5.9(b).
     “Company Regulatory Agreement” has the meaning set forth in Section 3.5(b).
     “Confidentiality Agreement” means that certain letter agreement dated October 27, 2008, between Seller and FNF.
     “Control” means, as to any Person, the ownership or possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under Common Control with” have correlative meanings.
     “Controlled Group Liability” has the meaning set forth in Section 3.11(g).
     “Covered Employees” has the meaning set forth in Section 5.8(b).
     “CTIC” has the meaning set forth in the preamble.
     “Deferred Closing” and “Deferred Closing Date” have the meaning set forth in Section 2.7.
     “Derivative Transactions” has the meaning set forth in Section 3.14(a).
     “Dispute Notice” has the meaning set forth in Section 2.8.

     “DOJ” has the meaning set forth in Section 5.7(d).
     “Employees” has the meaning set forth in Section 5.2(c).
     “End Date” has the meaning set forth in Section 7.1(a)(iii).
     “ERISA” has the meaning set forth in Section 3.11(a).
     “ERISA Affiliate” has the meaning set forth in Section 3.11(h).
     “Estimated UCTIC Net Worth” has the meaning set forth in Section 2.8.
     “Exchange Act” has the meaning set forth in Section 3.5(c).
     “Final Approval Order” shall mean the final and enforceable order or orders of the Rehabilitation Court approving this Agreement and the transactions contemplated hereby, and removing the Companies and, if applicable, CNJ from rehabilitation proceedings effective upon Closing, in form and substance mutually acceptable to Buyers and Seller, but without regard to whether such order remains subject to appeal.
     “Final UCTIC Net Worth” has the meaning set forth in Section 2.8.
     “FNF” means Fidelity National Financial, Inc., a Delaware corporation.
     “FNF Note” shall mean a subordinated promissory note issued by FNF in the form attached hereto as Exhibit A, in an initial principal amount equal to $50,000,000.
     “FNF Shares” shall mean a number of shares of the common stock, par value $.0001 per share, of FNF, equal to (i) $50,000,000 divided by (ii) the greater of (A) $14.00 and (B) the closing price of the FNF common stock on the New York Stock Exchange for the trading day prior to the Closing Date.
     “FNTIC” has the meaning set forth in the preamble.
     “FTC” has the meaning set forth in Section 5.7(d).
     “Governmental Entity” has the meaning set forth in Section 3.4(b).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Party” has the meaning set forth in Section 9.6.
     “Indemnifying Party” has the meaning set forth in Section 9.6.
     “Independent Accounting Firm” has the meaning set forth in Section 2.8.
     “Initial Agreement” has the meaning set forth in the preamble.

     “Initial Amended Agreement” has the meaning set forth in the preamble.
     “Insurance Contracts” has the meaning set forth in Section 3.19(c).
     “Insurance Subsidiary” has the meaning set forth in Section 3.19(a).
     “Intellectual Property” has the meaning set forth in Section 3.17(a).
     “IRS” has the meaning set forth in Section 3.10(b).
     “Knowledge of Seller” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of any officer of Seller having the title of Executive Vice President or a more senior title.
     “Law” has the meaning set forth in Section 5.7(i).
     “LFG Deferred Compensation Plans” has the meaning set forth in Section 5.8(c).
     “LFG Health Plans” has the meaning set forth in Section 5.8(b).
     “License Agreement” has the meaning set forth in Section 3.17(a).
     “Licensed Company IP” has the meaning set forth in Section 3.17(a).
     “Lien” has the meaning set forth in Section 3.2(b).
     “Losses” has the meaning set forth in Section 9.2.
     “LTIC” has the meaning set forth in the preamble.
     “LTIC Common Stock” has the meaning set forth in Section 3.2(a).
     “LTIC Purchase Price” has the meaning set forth in Section 2.2.
     “LTIC Shares” has the meaning set forth in the recitals.
     “Material Adverse Effect” has the meaning set forth in Section 3.8(a).
     “Materials” has the meaning set forth in Section 5.9(b).
     “Napa Dividend” has the meaning set forth in Section 5.6(c).
     “Net Worth” means an amount equal to “surplus as regards policyholders” as reported on line 30 of the liabilities, surplus and other funds page of the quarterly statement of UCTIC as filed with the California Department of Insurance.
     “NHI” has the meaning set forth in Section 2.1
     “NYSE” means the New York Stock Exchange.

     “Other Assets” has the meaning set forth in Section 5.10(b).
     “Owned Company IP” has the meaning set forth in Section 3.17(a).
     “Owned Properties” has the meaning set forth in Section 3.16.
     “Permits” has the meaning set forth in Section 3.16.
     “Permitted Encumbrances” has the meaning set forth in Section 3.16.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or Governmental Entity.
     “Post-Closing Tax Period” means any Taxable period beginning after the Closing Date or, with respect to, any Taxable period that includes (but does not end on) the Closing Date, to the portion of that period after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
     “Publicly Disclosed” means disclosed in any Company SEC Report filed with the SEC by Company between December 31, 2007 and the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or in any exhibits to such Company SEC Report, or any other disclosures in such Company SEC Report that are non-specific, cautionary, predictive or forward-looking in nature), but in each case only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Rabbi Trusts” has the meaning set forth in Section 5.8(c).
     “Regulatory Agencies” has the meaning set forth in Section 3.5(a).
     “Regulatory Approvals” has the meaning set forth in Section 3.4.
     “Regulatory Laws” has the meaning set forth in Section 5.7(h).
     “Rehabilitation Court” shall mean the District Court of Lancaster County, Nebraska, and any comparable California or New Jersey court, in any rehabilitation proceedings involving the Companies or, if applicable, CNJ.
     “Reinsurance Contract” has the meaning set forth in Section 3.19(f).
     “Representative” means any Person’s Affiliates, directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives of such Person’s agents and advisors.

     “Review Period” has the meaning set forth in Section 2.8.
     “SAP” has the meaning set forth in Section 3.6(a).
     “SEC” means the Securities and Exchange Commission.
     “Section 338(h)(10) Election” has the meaning set forth in Section 8.8.
     “Securities Act” has the meaning set forth in Section 3.2(a).
     “Seller” has the meaning set forth in the recitals.
     “Seller Ancillary Documents” means all agreements, instruments and documents being or to be executed and delivered by Seller or any of its Affiliates under this Agreement or in connection herewith.
     “Seller SEC Reports” has the meaning set forth in Section 3.5(c).
     “Seller Trademarks” has the meaning set forth in Section 5.9(b).
     “Shares” has the meaning set forth in the recitals.
     “Southland Assets” has the meaning set forth in Section 5.10(a).
     “Statutory Statements” has the meaning set forth in Section 3.6(a).
     “Straddle Period” has the meaning set forth in Section 8.2.
     “Subject Balance Sheet” has the meaning set forth in Section 2.8.
     “Subsidiary” of any Person means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is owned directly or indirectly by such first Person.
     “Tax” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
     “Tax Contest” has the meaning set forth in Section 8.5.
     “Tax Return” means any federal, state, local or foreign (including any other governmental subdivision or taxing authority) tax return, report or similar statement, and any declaration, statement, claim for refund, report, schedule, form, or information return, or any amendment to any of the foregoing, relating to Taxes and all attachments thereto, as well as any records or documents that are required to be kept or maintained by applicable Law.
     “Tax Sharing Agreements” means any and all existing Tax sharing, allocation, indemnification, or similar agreements, provisions, or arrangements (whether or not written) between or among Seller or any of its respective Affiliates (other than any of the Companies or its Subsidiaries), on the one hand, and any Company or its Subsidiaries on the other hand.
     “Termination Date” has the meaning set forth in Section 7.1(a)(iii).
     “Third Party Claim” has the meaning set forth in Section 9.6.
     “Third Party Consents” has the meaning set forth in Section 5.7(h).
     “Trademarks” has the meaning set forth in Section 3.17(a).
     “Transfer Taxes” means any real property transfer or gains, real property excise, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.
     “Transition Services Agreement” means an agreement between Seller and Buyers in the form attached as Exhibit B.
     “UCTIC” has the meaning set forth in the preamble.
     “UCTIC Common Stock” has the meaning set forth in Section 3.2(a).
     “UCTIC Shares” has the meaning set forth in the recitals.
     “Voting Debt” has the meaning set forth in Section 3.2(a).
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale. On the Closing Date, subject to the terms and conditions of this Agreement, (i) Seller shall sell, transfer and deliver to CTIC, and CTIC shall purchase from Seller, the Commonwealth Shares, free and clear of all Liens, (ii) Seller shall sell, transfer and deliver to FNTIC and FNF, and FNTIC and FNF shall purchase from Seller, the LTIC Shares, free and clear of all Liens, and (iii) Seller shall cause its indirect subsidiary Nations Holding Group, a California corporation (“NHI”), to sell, transfer and deliver to FNTIC, and FNTIC shall purchase from NHI, the UCTIC Shares, free and clear of all Liens.
     Section 2.2 Purchase Price. The purchase price for the Commonwealth Shares (the “Commonwealth Purchase Price”) and the purchase price for the LTIC Shares (the “LTIC Purchase Price”), shall be payable in cash (consisting of the Buyer Cash Amount), the FNF

Shares and the FNF Note as set forth herein. The purchase price for the UCTIC Shares shall be equal to the Final UCTIC Net Worth, as determined and adjusted pursuant to Section 2.8.
          Section 2.3 Closing. Unless this Agreement shall have been terminated pursuant to Article VII and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the sale and purchase of the Shares (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (other than any such condition required to be performed at the Closing), at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Closing are herein referred to as the “Closing Date.”
          Section 2.4 Seller’s Closing Deliveries. (a) the Closing, Seller shall deliver or cause to be delivered:
     (x) to Buyers:
     (i) certificates representing the Shares (other than the 431,116 LTIC Shares to be delivered to FNF as set forth below), duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;
     (ii) [omitted];
     (iii) the written resignations of those directors of the Companies and each of their Subsidiaries from their positions as directors of the Companies or such Subsidiaries as identified in writing by Buyers;
     (iv) a good standing certificate (or its equivalent) of each of the Companies and CNJ issued by the applicable secretary of state, in each case certified as of the Closing Date or a reasonably current date;
     (v) a receipt evidencing Seller’s receipt of the Commonwealth Purchase Price and the LTIC Purchase Price and NHI’s receipt of the Estimated UCTIC Net Worth, duly executed by Seller and NHI;
     (vi) the original stock transfer and corporate minute books (or their equivalent) of the Companies and of each of their Subsidiaries;
     (vii) a non-foreign person affidavit from Seller certifying that Seller is not a foreign person, in a form that satisfies the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and
     (viii) each of the Seller Ancillary Documents and Company Ancillary Documents, duly executed by Seller and the Companies; and

(y) to FNF 431,116 of the LTIC Shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed.
          Section 2.5 Buyers’ Closing Deliveries. At the Closing, Buyers shall:
          (a) [omitted];
          (b) deliver the Buyer Cash Amount to Seller and the Estimated UCTIC Net Worth to NHI by wire transfer of immediately available funds to the accounts specified by Seller and NHI prior to the Closing;
          (c) deliver to Seller a certificate duly executed by an authorized officer of each Buyer, dated as of the Closing Date, certifying as to Buyers’ compliance with the conditions set forth in Section 6.3(b);
          (d) deliver to Seller a receipt evidencing CTIC’s receipt of the Commonwealth Shares, FNTIC’s and FNF’s receipt of the LTIC Shares and FNTIC’s receipt of the UCTIC Shares; and
          (e) deliver to Seller each of the Buyer Ancillary Documents, duly executed by each Buyer.
          Section 2.6 FNF’s Closing Delivery. At the Closing, at the direction of Buyers FNF shall (i) deliver to Seller the FNF Note, duly executed by an authorized officer of FNF, in exchange for 431,116 LTIC Shares to be sold to FNF (which the parties agree is the portion of the Shares related to the FNF Note), and (ii) issue to Seller the FNF Shares, which shall be validly issued, fully paid and non-assessable. Further, FNF agrees that the provisions of Schedule A hereto shall be binding on it and shall apply to the FNF Shares after the Closing. Immediately following the Closing, FNF shall cause the 431,116 LTIC Shares to be purchased by it to be contributed to FNTIC.
          Section 2.7 Exclusion of UCTIC. (a) Notwithstanding any contrary provision of this Agreement, in the event that all conditions set forth in Article VI hereof shall have been fulfilled or waived (other than any such condition to be performed at the Closing), other than the CA Approval or the Final Approval Order, if any, as it relates to UCTIC, or any other condition in Article VI shall not be satisfied solely as to UCTIC or the purchase and sale of the UCTIC Shares, then the parties shall close the purchase and sale of the Commonwealth Shares and the LTIC Shares at the Closing, as contemplated hereby, and shall defer the closing of the purchase and sale of the UCTIC Shares (the “Deferred Closing”) until such conditions are fulfilled or waived with respect to UCTIC and the purchase and sale of the UCTIC Shares.
          (b) In the event UCTIC is excluded from the Closing pursuant to Section 2.7(a), the pre-Closing provisions of this Agreement shall remain effective with respect to UCTIC until the Deferred Closing occurs or this Agreement is terminated with respect to the purchase and sale of the UCTIC Shares. Unless this Agreement shall have been terminated pursuant to Article VII with respect to the purchase and sale of the UCTIC Shares (provided, that for this purpose the reference to December 22, 2008, in Section 7.1(a)(iii) shall be deemed to refer to that date that is 120 days from the date hereof), and subject to the satisfaction or waiver of each of the conditions in Sections 6.1 and 6.2 with respect to UCTIC and the purchase and sale of the UCTIC Shares (provided, that notwithstanding the foregoing, the term Material Adverse Effect shall continue to be interpreted to apply to the Companies (including UCTIC) and their Subsidiaries, taken as a whole), the Deferred Closing shall take place at 10:00 a.m. local time, on the second Business Day after the last to be fulfilled or waived of the conditions set forth in Article VI with respect to UCTIC and the UCTIC Shares shall be fulfilled or waived in accordance with this Agreement (other than any such condition required to be performed at the Deferred Closing), at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Deferred Closing are herein referred to as the “Deferred Closing Date.” In such event, references in this Agreement to the “Closing” and the “Closing Date” shall with respect to UCTIC and the purchase and sale of the UCTIC Shares be deemed to refer to the Deferred Closing and the Deferred Closing Date, and references to the termination of this Agreement (including those in Article VII) shall refer to the termination hereof solely with respect to the purchase and sale of the UCTIC Shares. Further, in such event, during the period following the Closing and prior to the earlier to occur of the Deferred Closing and the termination of this Agreement with respect to the purchase and sale of the UCTIC Shares, all references to the “Companies” as used for purposes of the post-Closing rights and obligations of the parties (including for purposes of indemnification) shall be deemed to exclude UCTIC. In the event that this Agreement is terminated with respect to the purchase and sale of the UCTIC Shares after the Closing Date and prior to the Deferred Closing, then all references to UCTIC and the UCTIC Shares in this Agreement shall be deemed deleted and this Agreement shall be deemed to have never contemplated the sale of UCTIC to Buyers.
          Section 2.8 UCTIC Purchase Price. (a) Not less than one Business Day prior to the Closing Date in respect of UCTIC, Seller shall deliver or cause to be delivered to FNTIC Seller’s and NHI’s reasonable good faith estimate of the Net Worth of UCTIC as of 11:59 p.m. on the day prior to such Closing Date (the “Estimated UCTIC Net Worth”)
          (b) No later than 45 days after the Closing Date, FNTIC shall deliver to Seller the balance sheet of UCTIC prepared in accordance with the Accounting Principles (the “Subject Balance Sheet”), as of 11:59 p.m. on the night immediately prior to the Closing Date, and a written statement (the “Adjustment Statement”) setting forth in reasonable detail FNTIC’s computation of the amount of Net Worth of UCTIC as of such time based on the Subject Balance Sheet (the “UCTIC Net Worth”).
          (c) Seller shall have 30 days from the date on which the Adjustment Statement is delivered to it to review the computation of the UCTIC Net Worth set forth thereon (the “Review Period”). Seller and its Representatives shall be provided with full access to all documentation, records and other information of FNTIC and UCTIC reasonably related to such computations in connection with such review. If Seller disagrees in any respect with the computation of the UCTIC Net Worth shown or reflected in the Adjustment Statement, Seller may, on or prior to the last day of the Review Period, deliver a notice to FNTIC setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth Seller’s position as to the correct UCTIC Net Worth. If no Dispute Notice is received by FNTIC with respect to the UCTIC Net

Worth on or prior to the last day of the Review Period, the computation of UCTIC Net Worth set forth in the Adjustment Statement shall be deemed accepted by Seller, whereupon such computation reflected on the Adjustment Statement shall be final and binding on the parties. For ten days after FNTIC receives a Dispute Notice, if any, FNTIC and Seller shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. In the event that such parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 10-day period, FNTIC or Seller may engage an accounting firm of national reputation or any other Person, in each case as mutually agreed by the parties hereto (the “Independent Accounting Firm”), as an expert and not as an arbitrator, to make a determination respecting the matters in dispute. Once engaged, FNTIC and Seller will direct the Independent Accounting Firm to render a determination within 30 days of its retention, and FNTIC, Seller and their respective employees and agents will cooperate with the Independent Accounting Firm during its engagement. FNTIC, on the one hand, and Seller, on the other hand, shall each submit a binder to the Independent Accounting Firm promptly (and in any event within 15 days after the Independent Accounting Firm’s engagement), which binder shall contain their respective computations of the UCTIC Net Worth, in each case, to the extent disputed in the Dispute Notice and information, arguments and support for their respective positions. The Independent Accounting Firm shall determine, based solely on such binders presented, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to FNTIC and Seller (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the computation of the UCTIC Net Worth set forth in the Adjustment Statement solely as to the disputed items and shall determine the appropriate final UCTIC Net Worth on that basis. The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Adjustment Statement and the UCTIC Net Worth, as the case may be, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm: (i) shall be bound to the terms of this Agreement, (ii) shall limit its review to matters specifically set forth in the Dispute Notice and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. All fees and expenses relating to the work of the Independent Accounting Firm shall be borne by FNTIC, on the one hand, and by Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which allocation shall be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted to it. The Adjustment Report, absent fraud, shall be final and binding upon FNTIC and Seller, shall be deemed a final arbitration award that is binding on each of FNTIC and Seller, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having proper jurisdiction. The amount of the UCTIC Net Worth as finally determined pursuant to this Section is referred to herein as the “Final UCTIC Net Worth”.
          (d) If the Final UCTIC Net Worth is greater than the Estimated UCTIC Net Worth, FNTIC will within five Business Days after the determination thereof, pay to NHI the sum of (i) the amount of such excess and (ii) an amount of interest on such excess amount at a rate per annum of 6% from the Closing Date in respect of UCTIC to the date such amount is paid. If the Final UCTIC Net Worth is less than the Estimated UCTIC Net Worth, Seller shall, within five Business Days after the determination thereof, cause NHI to pay to FNTIC the sum of (i) the amount of such shortfall and (ii) an amount of interest on such shortfall amount at a rate per annum of 6% from the Closing Date in respect of UCTIC to the date such amount is paid. Such payments will be made by wire transfer of immediately available funds. Alternatively, if an amount is due to FNTIC hereunder, at its option it may elect to permit such amount to be satisfied by a reduction in the principal amount of the FNF Note; any such reduction shall not reduce the rights of Buyers to be indemnified under Article 8 or 9 hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to and as qualified by items disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Seller to Buyers prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a section in Article III, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article III of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (x) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 10.1 and (y) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8(a)) on the Companies), Seller hereby represents and warrants to Buyers, as of the date hereof and as of the Closing Date, as follows:
          Section 3.1 Corporate Organization. (a) Each of the Companies is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Nebraska or, in the case of UCTIC, California. Each of the Companies has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (b) True, complete and correct copies of the Amended and Restated Articles of Incorporation of each of the Companies (the “Companies Articles”), and the Amended and Restated Bylaws of each of the Companies (the “Companies Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyers.

          (c) Each Subsidiary of any of the Companies (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (d) The minute books of each Company previously made available to Buyers contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2007 of its shareholders and Board of Directors and the audit committee of its Board of Directors.
          Section 3.2 Capitalization. (a) The authorized capital stock of Commonwealth consists of 1,000,000 shares of common stock, no par value (the “Commonwealth Common Stock”), of which 824,653 shares are issued and outstanding and constitute the Commonwealth Shares. The authorized capital stock of UCTIC consists of 10,000,000 shares of common stock, no par value (the “UCTIC Common Stock”), of which 20,000 shares are issued and outstanding and constitute the UCTIC Shares. The authorized capital stock of LTIC consists of 2,000,000 shares of common stock, no par value (the “LTIC Common Stock” and together with the UCTIC Common Stock and the Commonwealth Common Stock, the “Companies Common Stock”), of which 1,062,337 shares are issued and outstanding and constitute the LTIC Shares. All of the issued and outstanding shares of Companies Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Companies may vote (“Voting Debt”) are issued or outstanding. Except for this Agreement, the Companies and Seller do not have and are not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the sale, purchase or issuance of, or the payment of any amount based on, any shares of Companies Common Stock, Voting Debt or any other equity securities of any of the Companies or any securities representing the right to purchase or otherwise receive any shares of Companies Common Stock, Voting Debt or other equity securities of any of the Companies. Except for this Agreement, there are no contractual obligations of Seller, the Companies or any of their Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Companies or any equity security of the Companies or their Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of the Companies or their Subsidiaries, (ii) pursuant to which Seller, the Companies or any of their Subsidiaries is or could be required to register shares of such Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Companies Common Stock, Voting Debt or other equity securities of the Companies. Seller is the record and beneficial owner of (i) 100% of the issued and outstanding Commonwealth Common Stock and (ii) 100% of the issued and outstanding LTIC Common Stock, in each case, free and clear of all Liens. NHI is the record and beneficial owner of 100% of the issued and outstanding UCTIC Common Stock, free and clear of all Liens. There are no restrictions upon the voting or transfer of any shares or other equity interests pursuant to any of the Companies Articles or Companies Bylaws, any Law or any agreement to which Seller or any Company is a party. Assuming the relevant Buyer or FNF, as applicable, has the requisite power and authority to be the lawful owner of the relevant Shares, upon delivery of and payment for the Shares at the Closing as herein provided, good and valid title to the Commonwealth Shares will pass to CTIC, good and valid title to the LTIC Shares will pass to FNTIC and FNF, and good and valid title to the UCTIC Shares will pass to FNTIC, in each case, free and clear of all Liens, other than any Liens arising from acts of the relevant Buyer (or FNF, in the case of the LTIC Shares to be purchased by it).
          (b) Section 3.2(b) of the Company Disclosure Schedule is a complete and accurate list of all Subsidiaries of the Companies. Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Companies are owned by the Companies, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of any Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
          Section 3.3 Authority; No Violation. (a) Seller has full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and adopted by the Board of Directors of each of Seller and NHI. No other corporate proceedings on the part of Seller are necessary to approve this Agreement and the Seller Ancillary Documents or to consummate the transactions contemplated hereby. This Agreement has been, and the Seller Ancillary Documents have been, or will at Closing be, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyers or the other party thereto, as applicable, and receipt of the Chapter 11 Court Order (as hereinafter defined)) constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.
          (b) The Companies each have full corporate power and authority to execute and deliver the Company Ancillary Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Company Ancillary Documents and the consummation of the transactions contemplated thereby have been duly, validly and unanimously approved and adopted by the Board of Directors of each of the Companies. No other corporate proceedings on the part of Seller or the Companies are necessary to approve the Company Ancillary Documents or to consummate the transactions contemplated thereby. The Company Ancillary Documents have each been, or will at Closing be, duly and validly executed and delivered by the Companies and (assuming due authorization, execution and delivery by Buyers or the other party thereto, as applicable) constitute the valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).
          (c) Neither the execution and delivery of this Agreement or the Seller Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, nor the execution and delivery of the Company Ancillary Documents by the Companies, nor the consummation by the Companies of the transactions contemplated thereby, will (i) violate any provision of the articles of incorporation or bylaws of Seller or NHI, the Company Articles or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Seller, NHI, the Companies, any of their Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller, NHI, the Companies or any of their Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Seller, NHI, any of the Companies or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
          Section 3.4 Consents and Approvals. Except for (a) filings of applications and notices, as applicable, with the state insurance authorities of the State of California, the State of New Jersey and (if necessary) the State of Nebraska, and approval of such applications and notices (the foregoing as it relates to the State of California, the “CA Approval”, and all the items in this Section 3.4(a) collectively, the “Regulatory Approvals”), (b) the Final Approval Order, (c) any notices or filings required under the HSR Act and (d) the Chapter 11 Court Order, no consents or approvals of or filings or registrations with any foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) are necessary in connection with the consummation by Seller of the transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.
          Section 3.5 Reports; Regulatory Matters. (a) Each of the Companies and their Subsidiaries have timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2006 with (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority, and (iv) any self- regulatory authority, (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of any of the Companies or any of its Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of any of the Companies or any of its Subsidiaries. There is no unresolved, or, to Seller’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of any of the Companies or any of its Subsidiaries. Since January 1, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of any of the Companies or any of its Subsidiaries (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in the Companies’ ordinary course of business).
          (b) No Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Seller’s knowledge that, upon consummation of the transactions contemplated hereby, would restrict in any material respect the conduct of the business of either Buyer or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has any of the Companies or any of their Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
          (c) Seller has previously made available to Buyers an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with the SEC by Seller pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Seller SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Seller to its shareholders since January 1, 2006 and prior to the date of this Agreement. No such Seller SEC Report or communication, at the time filed or communicated (or, if amended prior to the date hereof, as of the date of such amendment), with respect to the Companies and their Subsidiaries only, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the knowledge of Seller, other than as set forth in Section 3.5 of the Company Disclosure Schedule, none of the Seller SEC Reports is the subject of any ongoing review or investigation by the SEC or any other Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.
          Section 3.6 Financial Statements. (a) Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certifications required in connection therewith, and all required supplemental materials, filed by each Company or any Insurance Subsidiary thereof with any Insurance Department since January 1, 2006 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable state of domicile and applied on a consistent basis (“SAP”). Each such Statutory Statement presents fairly, in all material respects and in conformity with SAP, the statutory financial condition of such Company or of such Insurance Subsidiary on the respective date of the Statutory Statement and the results of operations, changes in capital and surplus and cash flow of such Company or such Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. No deficiencies or violations have been asserted in writing (or, to the knowledge of Seller, orally) by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department. Except as set forth in Section 3.6 of the Company Disclosure Schedule, there are no permitted practices utilized by the Companies or their Insurance Subsidiaries in the preparation of the Statutory Statements.
          (b) None of the Companies nor any of their Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of such Company included in its quarterly Statutory Statement for the fiscal quarter ended September 30, 2008 (including any notes thereto) filed with the Insurance Department of its applicable state of domicile and (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.
          Section 3.7 Broker’s Fees. None of the Companies nor any of their Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
          Section 3.8 Absence of Certain Changes or Events. (a) Except for the expected issuance of the rehabilitation order with respect to the Companies and the Chapter 11 proceedings contemplated herein, including the underlying causes of such order and proceedings, or as Publicly Disclosed, since December 31, 2007, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Companies. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Companies, a material adverse effect on (i) the financial condition, results of operations or business of the Companies and their Subsidiaries taken as a whole (provided, however, that, a “Material Adverse Effect”

shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in statutory or regulatory accounting requirements applicable generally to companies in the industries in which the Companies and their Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which the Companies and their Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes after the date hereof in global, national or regional political conditions (including acts of terrorism or war) or changes in general business, economic or market conditions, including changes generally in prevailing interest rates, credit markets, securities markets, the availability of mortgage or other financing or commercial and residential real estate transaction volumes, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of the Companies and their Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Companies and their Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; and the term “Material Adverse Effect” with respect to Buyers shall have a correlative meaning with respect to Buyers and their Subsidiaries, taken as a whole.
          (b) Since December 31, 2007 through and including the date of this Agreement, the Companies and their Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
          (c) Since December 31, 2007 through and including the date of this Agreement, none of the Companies nor any of their Subsidiaries has (i) changed any Tax or financial accounting methods, principles or practices of such Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, or (ii) except for distributions by wholly owned Subsidiaries of any Company to such Company or another wholly owned Subsidiary of such Company, made or declared any distribution in cash or kind to its shareholder or shareholders or repurchased any shares of its capital stock or other equity interests.
          Section 3.9 Legal Proceedings. (a) Other than as Publicly Disclosed, no Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against any Company or any of its Subsidiaries or to which any of their assets are subject, and no such proceedings, claims, actions, suits or investigations disclosed in the Company Disclosure Schedule could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Companies.
          (b) Other than as Publicly Disclosed, there is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon any Company, any of its Subsidiaries or the assets of any Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated hereby, would apply to either Buyer or any of its Subsidiaries).
          Section 3.10 Taxes and Tax Returns. (a) Each of the Companies and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under SAP.
          (b) The federal income Tax Returns of each of the Companies and its Subsidiaries, if any, have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2004, and any material liability with respect thereto has been satisfied or any material liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under SAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon any of the Companies or any of their Subsidiaries for which such Companies do not have reserves that are adequate under SAP.
          (c) None of the Companies nor any of their Subsidiaries is a party to or is bound by any material Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among each of the Companies and their Subsidiaries).
          (d) Within the past two years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code none of the Companies nor any of their Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.
          (e) Each of the Companies and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee and independent contractor salaries, wages, other compensation, and other amounts, and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable Laws.
          (f) As of the date hereof, with respect to each of the Companies and its Subsidiaries, no claim has been made by a taxing authority in a jurisdiction where any of the Companies or their Subsidiaries does not file a type of Tax Return such that it is or may be subject to that type of Tax in that jurisdiction.
          (g) As of the date hereof, none of the Companies nor any of their Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
          (h) None of the Companies nor any of their Subsidiaries nor any other person on any of their behalf has: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law by reason of a change in accounting method initiated by any of the Companies or their Subsidiaries or has any knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any of the Companies or their Subsidiaries; or (ii) executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of Law in respect of any of the Companies or any of their Subsidiaries.
          (i) There are no Liens for Taxes, other than Permitted Liens, on the assets of the Companies or any of their Subsidiaries.
          (j) No powers of attorney that are currently in force with respect to any matter relating to Taxes will continue in effect after the Closing Date.
          (k) None of the Companies nor any of their Subsidiaries has engaged in a transaction that is reportable within the meaning of Section 6011 of the Code.
          (l) Since January 1, 2004, each of the Companies and its Insurance Subsidiaries has qualified as an insurance company within the meaning of Section 831 of the Code.
          (m) Seller has delivered or made available to Buyers: true and complete copies of (i) all federal, state, local, and foreign income and franchise Tax Returns of each of the Companies and each of its Subsidiaries (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to each of the Companies and its Subsidiaries) relating to the taxable periods ending on or after December 31, 2005, and (ii) any audit report issued within the last three years relating to Taxes due from or in respect of any of the Companies or any of its Subsidiaries.
          (n) There are no outstanding rulings or requests for rulings with any Governmental Entity addressed, directly or indirectly, to any of the Companies or any of their Subsidiaries that are, or if issued, would be binding on any of the Companies or any of their Subsidiaries for any Post-Closing Period.
          (o) None of the Companies nor any of their Subsidiaries has an “excess loss account” (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any of their Subsidiaries, and neither of the Companies nor any of their Subsidiaries will recognize any deferred income under federal consolidated return regulations (or similar provisions of state, local or foreign Tax Laws), including, but not limited to the deferred intercompany transaction provisions of such federal consolidated return regulations (or similar provisions of state, local or foreign Tax Laws).
          Section 3.11 Employee Matters. (a) Section 3.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of any Company or any of its Subsidiaries entered into, maintained or contributed to by any Company or any of its Subsidiaries or to which any Company or any of its Subsidiaries is obligated to contribute, or with respect to which any Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of any Company or any of its Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”). Section 3.11 of the Company Disclosure Schedule identifies each Company Benefit Plan that Buyers shall assume pursuant to Section 5.8(f) of this Agreement (including the LFG Deferred Compensation Plans) or the Companies or their respective Subsidiaries shall continue to maintain or sponsor (collectively, the “Assumed Plans”).
          (b) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of Seller, there is not any reason why any such determination letter should be revoked; (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) as of the last day of the most recent plan year ended prior to the date hereof, as of the date hereof and as of the Closing Date, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did and does not exceed the then current value of assets of such Company Benefit Plan and (B) the amount of such liabilities as of the last day of the most recent plan year ended prior to the date hereof was properly reflected on the financial statements of Seller or its applicable Subsidiary previously filed with the SEC; (iv) no Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of any Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Controlled Group Liability has been incurred by any Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Companies, their Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability; (vi) neither the Companies nor any of their Subsidiaries contributes on behalf of employees of the Companies or any of their Subsidiaries to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other material amounts payable by the Companies or any of their Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (viii) neither the Companies nor any of their Subsidiaries has engaged in a transaction in connection with which the Companies or any of their Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there is no pending, threatened or anticipated claim (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of the Companies or any of their Subsidiaries and, to the knowledge of Seller, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a claim. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code, and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.
          (c) Neither the Companies nor any of their Subsidiaries will, on and after the Closing, have any liabilities or obligations for any Company Benefit Plan which is not an Assumed Plan or a LFG Deferred Compensation Plan. For the avoidance of doubt, the LandAmerica Financial Group, Inc. Cash Balance Plan is not an Assumed Plan.
          (d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Companies or any of their Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation, (iv) result in any material limitation on the right of the Companies or any of their Subsidiaries to amend, merge or terminate any Company Benefit Plan or related trust, or (v) be considered a change in control for any purpose under any Company Benefit Plan or related trust. No Company Benefit Plan provides for (A) the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code or (B) payments that would be non-deductible under Code Sections 162(m) or 280G.
          (e) No labor organization or group of employees of the Companies or any of their Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes pending or threatened against or involving any of the Companies or any of their Subsidiaries. Each of the Companies and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

          (f) The Companies and their Subsidiaries do not maintain any material Company Benefit Plans (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.
          (g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.
          (h) “ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Companies under ERISA Section 4001(b) or part of the same “controlled group” as either Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).
          Section 3.12 Compliance with Applicable Law. (a) The Companies and their respective Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and except as Publicly Disclosed have complied in all respects with and are not in default in any respect under any, Law applicable to the Companies or any of their Subsidiaries.
          (b) Each Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator in accordance with the terms of the governing documents and applicable Law. None of the Companies, any of their Subsidiaries, or any director, officer or employee of the Companies or of any of their Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          Section 3.13 Certain Contracts. (a) None of the Companies nor any of their Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is material to the Companies and their Subsidiaries taken as a whole, (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts the conduct of, or the manner of conducting, any line of business in any geographic area, or, to the knowledge of Seller, upon consummation of the transactions contemplated hereby could restrict the ability of Buyers, the Companies or any of their respective Subsidiaries to engage in any line of business in any geographic area, (iii) that obligates any of the Companies or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the transactions contemplated hereby will obligate Buyers, the Companies or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that pertains to a material joint venture or material partnership agreement; (vi) that is an indenture, credit agreement, loan agreement, guarantee or other agreement relating to material indebtedness of any Company or any of its Subsidiaries, or of any third party for which the Companies or their Subsidiaries is a guarantor or is otherwise liable; (vii) that requires the

Companies or any of their Subsidiaries to make an investment in, or otherwise provide funds to, any person, in each case in an amount in excess of $1 million; (viii) that is with an agency, broker, insurer or other person that accounted for 1% or more of the sales of the Companies and their Insurance Subsidiaries, taken as a whole, for the 12 months ended June 30, 2008; (ix) that provides for the indemnification of any officer, director or employee of the Companies or any of their Subsidiaries; or (x) that would prevent, materially delay or materially impede the Companies’ ability to consummate the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract.”
          (b) (i) Each Company Contract is valid and binding on the applicable Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) each Company and each of its Subsidiaries and, to Seller’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the applicable Company or any of its Subsidiaries or, to Seller’s knowledge, any other party thereto under any such Company Contract. No notice of default or termination has been received under any Company Contract. There are no disputes pending or, to Seller’s knowledge, threatened with respect to any Company Contract.
          Section 3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
          (b) All Derivative Transactions, whether entered into for the account of either Company or any of its Subsidiaries or for the account of a customer of any Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of a Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. The Companies and their Subsidiaries and, to Seller’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          Section 3.15 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Companies, each of the Companies and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except as set forth in Section 3.15 of the Company Disclosure Schedule. Such securities and commodities are valued on the books of the Companies in accordance with SAP in all material respects.
          (b) The Companies and their Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses.
          Section 3.16 Property. The applicable Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in its Statutory Statements as being owned by such Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all material Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use or value (as reflected in each Company’s financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use or value (as reflected in each Company’s financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Statutory Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Seller’s knowledge, the lessor. The Companies and their Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. To Seller’s knowledge, neither the whole nor any portion of the Real Property (x) has been damaged in any material respect or destroyed or (y) is being or has been condemned or otherwise taken by any public authority, nor has any such condemnation or taking been threatened in writing.
          Section 3.17 Intellectual Property.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:
          “Company IP” means all Intellectual Property owned, used, held for use or exploited by any Company or any of its Subsidiaries.

          “Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; (iv) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation; (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.
          “License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.
          “Licensed Company IP” means the Intellectual Property owned by a third party that any Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.
          “Owned Company IP” means the Intellectual Property that is owned by any Company or any of its Subsidiaries.
          (b) The Companies and their Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting either Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP. To the knowledge of Seller, all Licensed Company IP is being used substantially in accordance with the applicable License Agreement.

          (c) The Owned Company IP and Licensed Company IP constitute (i) all of the Company IP and (ii) all the Intellectual Property necessary and sufficient to conduct the businesses of the Companies and their Subsidiaries as they are currently conducted, as they have been conducted since June 30, 2008.
          (d) The Owned Company IP and, to the knowledge of Seller, Licensed Company IP, are valid, subsisting and enforceable.
          (e) Neither the Companies nor any of their Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party. Neither the Companies nor any of their Subsidiaries has received any written notice of infringement or conflict with the rights of any third party with respect to the use or ownership of any Company IP.
          (f) To the knowledge of Seller, no Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. No third party has infringed, misappropriated or otherwise violated any Owned Company IP.
          (g) The Companies and their Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data. Neither the Companies nor any of their Subsidiaries (A) has suffered a material security breach with respect to its data or systems, (B) has notified consumers of any information security breach with respect to the information of such consumers or (C) has notified employees of any information security breach with respect to the information of such employees.
          (h) The Companies and their Subsidiaries are in compliance in all material respects with all of their privacy policies applicable to the protection of consumer information and all applicable privacy laws and regulations.
          Section 3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Companies or any of their Subsidiaries arising under Law, including any local, state or federal environmental, health or safety statute, regulation or ordinance, or any other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, pending or threatened against the Companies or any of their Subsidiaries. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of the Companies or any of their Subsidiaries. Neither the Companies nor any of their Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
          Section 3.19 Insurance Business Matters. (a) Each Company and each Subsidiary of the Companies that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”) is: (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Company or any Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 3.19(a) of the Company Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Seller, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Company or any Insurance Subsidiary to transact the business of insurance.
          (b) The aggregate reserves for title insurance losses and loss adjustment expenses, as reflected in each of the Statutory Statements, were (i) computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) include provisions for all title insurance loss and loss adjustment expense reserves and related items reasonably required to be established in accordance with applicable laws, (iii) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements) and (iv) were fairly stated in all material respects in accordance with sound actuarial principles.
          (c) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Company or any Insurance Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. There are no insurance policies issued, reinsured or assumed by any Company or any Insurance Subsidiary that are currently in force under which any Company or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof. Each Company and each of its Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all insurance regulatory authorities and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold.

          (d) All underwriting, management and administration agreements entered into by any Company or Insurance Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.
          (e) All advertising, promotional, sales and solicitation materials and all product illustrations used by either Company or any Insurance Subsidiary or any agent, broker, intermediary, manager or producer employed or engaged by either Company or any Insurance Subsidiary are in compliance with applicable Laws.
          (f) Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements involving cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding material liability) (“Reinsurance Contract”) to which any Company or any Insurance Subsidiary is a party or by which any Company or any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. None of the Companies, any Insurance Subsidiary or, to the knowledge of Seller, any other party thereto is in default with regard to any such Reinsurance Contract. There are no disputes pending or, to the knowledge of Seller, threatened with respect to any such Reinsurance Contract. No Company nor any Insurance Subsidiary is or has been since January 1, 2005, party to any contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance that does not transfer sufficient risk to the reinsurer to constitute reinsurance under SAP.
          (g) Each Company and each Insurance Subsidiary is entitled under applicable Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Companies and their Insurance Subsidiaries and are properly reflected in the Statutory Statements. To Seller’s knowledge, all such amounts recoverable by the Companies or any of their Insurance Subsidiaries are fully collectible in due course. No Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract, and, to Seller’s knowledge, the financial condition of each party to each Reinsurance Contract pursuant to which any Company or any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder could reasonably be anticipated.
          (h) Since January 1, 2006, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to the Companies or any Insurance Subsidiary or stated to the Companies that it is considering lowering any rating assigned to any of the Companies or any Insurance Subsidiary or placing any of the Companies or any Insurance Subsidiary on an “under review” status. As of the date of this Agreement, each Company and Insurance Subsidiary has the ratings set forth in Section 3.19(h) of the Company Disclosure Schedule.
          (i) Seller has made available to Buyers true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January

1, 2006, with respect to the Companies and their Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering any Company or any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by the Companies and their Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.
          Section 3.20 Sufficiency of Assets. Except as set forth in Section 3.20 of the Company Disclosure Schedule, upon the Closing, the Companies and their Subsidiaries will have good and valid title to their properties and assets and a valid leasehold interest in leasehold estates, free and clear of all Liens, other than Permitted Encumbrances. Such assets and properties are in such operating condition and repair as is suitable for the uses for which they are used in the business of the Companies and their Subsidiaries, are not subject to any condition which materially interferes with the use thereof by the Companies and their Subsidiaries, and, when taken together with the services to be received by, and the properties and assets and rights to be made available to, the Companies and their Subsidiaries pursuant to the Transition Services Agreement, will constitute all the properties, assets, interests in properties and rights necessary to permit the Companies and their Subsidiaries to carry on their business after the Closing substantially as conducted by the Companies and their Subsidiaries prior thereto.
          Section 3.21 Intercompany Accounts and Agreements. (a) Section 3.21 of the Company Disclosure Schedule contains a complete list of all existing material intercompany arrangements (including those relating to goods, rights, services or reinsurance arrangements) between Seller and its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand. For the avoidance of doubt, Section 3.21 does not contain, and is not required to include, any such intercompany arrangements or agreements to be established, entered into, or executed and delivered pursuant to the terms of this Agreement. The parties thereto have complied with the terms and conditions of all agreements listed in Section 3.21 of the Company Disclosure Schedule.
          (b) No executive officer or director of Seller or any of its Subsidiaries or any Company or any of its Subsidiaries owns, leases or licenses or is an Affiliate of any person that owns, leases or licenses any assets (other than de minimis assets) which are used by any Company or any of its Subsidiaries to conduct its business as it is currently conducted. Except as set forth in Section 3.21 of the Company Disclosure Schedule and except for any employment agreement or other benefit or compensation arrangements to which any Company or any of their Subsidiaries is a party, no Company nor any Subsidiary is a party to any agreement, arrangement or other understanding with any executive officer or director of any Company or any of its Subsidiaries.
          (c) None of the Companies or their Subsidiaries have any escrow deposits at Centennial Bank.
          (d) No current or former executive officer or director of any Company or any of its Subsidiaries has asserted any claim, charge, action or cause of action against such

Company or Subsidiary, except for immaterial and routine claims for accrued vacation pay or accrued benefits under any Company Benefit Plan.
          Section 3.22 Breach by the Other Party. Seller is not aware of any facts or circumstances that may be alleged to constitute a material breach of this Agreement by Buyers as of December 21, 2008.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Subject to and as qualified by items disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyers prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyers’ covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a Section in Article IV, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article IV of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 10.1, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Buyers), Buyers hereby jointly and severally represent and warrant, as of the date hereof and as of the Closing Date, to Seller as follows:
          Section 4.1 Organization. Each Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska. Each Buyer has the requisite corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          Section 4.2 Authority; No Violation. (a) Each Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and adopted by the Board of Directors of each Buyer and no other corporate proceedings on the part of such Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exception).
          (b) Neither the execution and delivery of this Agreement by each Buyer, nor the consummation by such Buyer of the transactions contemplated hereby, nor compliance by such Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation of such Buyer or the Bylaws of such Buyer, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to such Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Buyer or any of its Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement or other instrument or obligation to which such Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected.
          Section 4.3 Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the Final Approval Order, (c) any notices or filings required under the HSR Act, and (d) the Chapter 11 Court Order, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyers of the transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyers of this Agreement.
          Section 4.4 Financial Ability. Each Buyer has the financial ability to consummate the transactions contemplated by this Agreement to be consummated by it.
          Section 4.5 Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
          Section 4.6 Purchase Not for Distribution. The Shares to be acquired by each Buyer under the terms of this Agreement will be acquired by such Buyer for its own account and not with a view to distribution. Buyers will not resell, transfer, assign or distribute any Shares, except in compliance with the registration requirements of the Securities Act, and of any applicable state securities laws, or pursuant to an available exemption therefrom.
          Section 4.7 Breach by the Other Party. Neither Buyer nor FNF is aware of any facts or circumstances that may be alleged to constitute a material breach of this Agreement by Seller as of December 21, 2008.

ARTICLE V
COVENANTS
          Section 5.1 Conduct of Businesses Prior to the Closing Date. Except as expressly permitted by this Agreement or with the prior written consent of Buyers, during the period from the date of this Agreement to the Closing Date, Seller shall cause the Companies and each of their Subsidiaries to (i) conduct its business in the ordinary and usual course consistent with past practice and in compliance in all material respects with all applicable Laws, (ii) use reasonable best efforts to maintain and preserve intact its business organization and management and advantageous business relationships with its customers, suppliers and others having business dealings with it and retain the services of its officers and key employees and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyers to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or of Seller, the Companies, or either Buyer to perform its covenants and agreements under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby.
          Section 5.2 Forbearances. Without limiting the generality of Section 5.1 above, during the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.2 of the Company Disclosure Schedule, or as expressly permitted by this Agreement or required by the Nebraska Department of Insurance or the California Department of Insurance (but without limiting the terms of Section 7.1(a)(v)), Seller shall not permit the Companies or any of their Subsidiaries to, without the prior written consent of Buyers:
          (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
          (b) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;
          (ii) make, declare or pay any dividend (whether in cash, stock or other securities or property), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, directly or indirectly any shares of its capital stock or of any of its Subsidiaries or of Seller or any of its Affiliates or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its or their capital stock (except dividends paid by any of the Subsidiaries of such Company to such Company or to any of its wholly-owned Subsidiaries);
          (iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of such Company’s or Subsidiary’s capital stock or other equity-based award with respect to shares of such Company’s or Subsidiary’s capital stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

          (iv) issue any additional shares of capital stock or other securities;
          (c) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits including severance benefits of any of the current or former directors, officers or employees of a Company or its Subsidiaries (collectively, “Employees”), (ii) pay any pension, severance or retirement benefits to Employees, (iii) become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any long-term incentive compensation under any Assumed Plans or any LFG Deferred Compensation Plan, or (v) enter into any collective bargaining agreement with any labor organization, union or association;
          (d) sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or create any Lien of any kind with respect to any such property or asset, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;
          (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
          (f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;
          (g) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or, other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or under any circumstances acquire any auction rate securities;
          (h) amend its charter or bylaws (or comparable organizational documents), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
          (i) (i) amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate, the terms of, or terminate, any Company Contract, (ii) create, renew or amend any agreement or contract or, except as may be required by applicable Law, other binding obligation of the Companies or their Subsidiaries containing (A)

any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Companies or their Affiliates to engage in any type of activity or business or (iii) enter into any new, or amend any existing, contract, agreement or arrangement with any Affiliate;
          (j) commence or settle any material claim, action or proceeding;
          (k) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to this Agreement set forth in Article VI not being satisfied;
          (l) make, change or revoke any material election related to Taxes (unless required by applicable Law), settle or compromise any material Tax liability or agree to any material adjustment of any Tax attribute, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;
          (m) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, in each case, other than in the ordinary course of business or as required by law;
          (n) make any capital expenditure in excess of $250,000 in the aggregate or enter into any contract or commitment therefor;
          (o) enter into any contract for the purchase, sale or lease of real property;
          (p) fail to keep in force bonds or insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Companies or any of their Subsidiaries as currently in effect; or
          (q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.2.
          Section 5.3 Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller or the Companies, during the period from the date of this Agreement to the Closing Date, each Buyer shall not, and shall not permit any of its Subsidiaries to, take any action that would, or willfully fail to take any action that is intended to, result in any of the conditions set forth in Article VI not being satisfied.
          Section 5.4 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, Seller shall cause the Companies and each of their Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other Representatives of Buyers, reasonable access, during normal business hours during the period prior to the Closing Date, to all its personnel, properties, books, contracts, commitments and records, and, during such period, the Companies shall, and shall cause each of their Subsidiaries to, make available to each Buyer and its Representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, operations, properties and personnel as Buyers may reasonably request. Neither the Companies, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement (provided, Seller shall cause the Companies to use reasonable best efforts to obtain waivers thereof upon request by a Buyer) entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.
          Section 5.5 Notices of Certain Events. Buyers and Seller shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Buyers or the Companies, respectively, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 5.5 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VI to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.
          Section 5.6 Pre-Closing Arrangements. (a) Buyers and Seller shall enter into, at the Closing, the Transition Services Agreement, the form of which is attached hereto as Exhibit A. Except as set forth in Section 3.21 of the Company Disclosure Schedule or identified by Buyers immediately prior to Closing and set forth on Schedule 1.1(a)(iii) of the Transition Services Agreement, all of the intercompany arrangements between Seller and its Subsidiaries and Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand, including those agreements listed in Section 3.21 of the Company Disclosure Schedule, will be terminated immediately prior to the Closing and all intercompany balances between Seller and its respective Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand, shall be deemed settled in full, discharged and released without further liability; provided, that all intercompany Tax amounts shall be settled in accordance with Article VIII hereof; and provided further that nothing in this Section 5.6(a) is intended to terminate (A) any title insurance agency arrangement, (B) any service agreements with Data Trace with respect to title plants or (C) any other intercompany arrangement or agreement identified on Schedule 1.1(a)(iii) to the Transition Services Agreement.
          (b) Intentionally Omitted.

          (c) Prior to Closing, Seller shall cause Commonwealth to distribute to Seller all the title plants (as defined below) owned or licensed by Napa Land Title Company, a California corporation (the “Napa Dividend”).
          (d) Notwithstanding any other provisions of this agreement, Buyers are not acquiring any “title plants” (as that term is used in In re Fidelity National Financial, Incorporated, FTC Docket C-3929 (Feb. 17, 2000)) serving any of the California counties of Merced, Napa, San Benito, Tehama, Yolo, or San Luis Obispo, and any such items shall be distributed to Seller prior to the Closing.
          (e) Without limiting the generality of such term, the Transition Services Agreement shall constitute a “Seller Ancillary Document.”
          (f) Prior to the Closing Date, Seller shall take all actions necessary so that each Company Benefit Plan which is a nonqualified deferred compensation plan (including for the avoidance of doubt each LFG Deferred Compensation Plan), and the trust established pursuant to each such Company Benefit Plan, is amended to provide that neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, either alone or in conjunction with any other event, requires the funding of any such plan or trust.
          Section 5.7 Regulatory Matters. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including all amendments to materials previously filed that are necessary to reflect changes in this Agreement from the Initial Agreement.
          (b) Each of Buyers and Seller shall, upon request, furnish to the other all information concerning itself (or in the case of Seller, the Companies), its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyers, Seller, the Companies, or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.
          (c) In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 5 business days) and to make, or cause to be made, the filings and authorizations, if any, required under any other Regulatory Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.7 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Regulatory Laws as soon as practicable. In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.
          (d) Each of Buyers, on the one hand, and Seller and the Companies, on the other hand, shall, in connection with the efforts referenced in Section 5.7(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, permit the other party to review in advance any communication (provided that the parties may redact references to the value of this transaction or alternatives to this transaction) to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.
          (e) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.7(c) and 5.7(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Buyers, on the one hand, and Seller and the Companies, on the other hand, shall use their reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that neither the Companies nor any of their Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Companies or any of their Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Companies only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Section 5.7 or elsewhere in this Agreement, Buyers shall not be required to agree to or accept (but in their discretion may agree to or accept), and Seller shall not, and shall not permit the Companies, without the prior written consent of Buyers, to, agree to or accept, unless requested to do so by Buyers (subject to the proviso to the immediately preceding sentence) any condition sought by any Governmental Entity or other person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by this Agreement that (A) seeks to prohibit or limit in any material respect the ownership or operation by the Companies, their Subsidiaries, either Buyer or any of their Affiliates of the business or assets of any of them, or to compel the Companies or either Buyer or any of their Affiliates to dispose of or hold separate any significant portion of their business or assets as a result of the transactions contemplated hereby, (B) seeks to impose limitations on the ability of either Buyer to acquire, hold, or exercise full rights of direct or indirect ownership of the Companies or any of their Subsidiaries, including the right to vote the capital stock of the Companies on all matters properly presented to the shareholders of the Companies and the rights to declare or pay dividends on any capital stock of the Companies or any of their Subsidiaries, (C) seeks to prohibit either Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of such Buyer, the Companies or any of their respective Subsidiaries and their Affiliates, (D) would individually or in the aggregate reasonably be expected to significantly and adversely affect the benefits, taken as a whole, that either Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement or (E) would individually or in the aggregate reasonably be expected to significantly and adversely affect the business, financial condition or results of operations of the Companies and their Subsidiaries, taken as a whole.
          (f) Subject to Section 5.7(e), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, Seller and Buyers each shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
          (g) Each of Buyers and Seller and the Companies shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.
          (h) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.7(a), (d), (e) or (f), with respect to the consents, waivers, approvals, authorizations and permits sought to be obtained from third parties (other than from Governmental Entities) (“Third Party Consents”), the costs paid to any third party with respect to Third Party Consents shall be borne 50% by Seller and 50% by Buyers. To the extent that a party seeking a Third Party Consent is unable to obtain such Third Party Consent for anything necessary, proper or advisable to consummate the transactions contemplated by this Agreement, such party shall obtain acceptable alternative arrangements, with the other party’s participation, cooperation and approval; provided, that the costs paid to any third party with respect to obtaining any acceptable alternative arrangement shall be borne 50% by Seller and 50% by Buyers; provided further, that this obligation shall survive Closing.
          (i) As used in this Agreement, the term “Regulatory Laws” means any Law enacted by any Governmental Entity relating to antitrust matters, insurance, or regulating competition.
          (j) As used in this Agreement, the term “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Entity.
          (k) [omitted].
          Section 5.8 Employees.
          (a) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under each employee benefit plan maintained by Buyers or any of their Subsidiaries, Buyers shall cause such employee benefit plan to recognize the service of each employee who is actively employed by the Companies and their Subsidiaries on the Closing Date (collectively, the “Covered Employees”) to the same extent such service was recognized immediately prior to the Closing Date under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply with respect to benefit accrual under defined benefit pension plans or to the extent such operation would result in a duplication of benefits for a Covered Employee with respect to the same period of service or to the extent such period of service is not recognized under the applicable Buyer employee benefit plan for its similarly situated employees. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans maintained by Buyers or any of their Subsidiaries to the extent coverage under such plans is comparable to, and a replacement for, a Company Benefit Plan in which such Covered Employee participated immediately before the consummation of the transactions contemplated by this Agreement, and (ii) with respect to any health, dental, vision or other welfare plans of Buyers or any of their Subsidiaries (other than the Companies and their Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyers shall use their reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Closing Date, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Buyers or any of their Subsidiaries.

          (b) The Covered Employees shall remain covered through the date that is 60 days after Closing Date (or a shorter period after the Closing Date, at Buyers’ option) under the Seller’s health and welfare plans that provided health, dental and vision benefits to such Covered Employees immediately prior to the Closing Date (the “LFG Health Plans”) (the date through which the Covered Employees remain covered by the LFG Health Plans, the “Coverage Cut-Off Date”), immediately following which the Covered Employees shall be covered by the health and welfare plans maintained by Buyers and their Subsidiaries pursuant to Section 5.8(a) of this Agreement. Buyers shall cause the Companies to pay to Seller the amount of covered health, dental and vision claims incurred by the Covered Employees through the Coverage Cut-Off Date to the extent such claims are not paid as of the Closing Date, less Covered Employee premiums actually paid to Seller on and after the Closing Date or paid to Buyers or the Companies and transferred to Seller on and after the Closing Date. In no event shall the operation of this Section 5.8(b) result in duplication of payments in respect of an obligation under this Section 5.8(b).
          (c) Effective as of the Closing Date, FNF or its designee (which shall be one of the Companies or another wholly-owned subsidiary of FNF) shall assume sponsorship of, and all obligations under, the Company Benefit Plans set forth on Section 5.8(c) of the Company Disclosure Schedule (the “LFG Deferred Compensation Plans”). Prior to the Closing Date, Seller and FNF shall take any and all actions required such that, effective as of the Closing, FNF or its designee (FNF hereby designates Commonwealth) shall (i) (A) assume sponsorship of, and all obligations under, the LFG Deferred Compensation Plans, and (B) discharge all obligations under such LFG Deferred Compensation Plans, (ii) be the grantor and the ''Company’’ under each rabbi trust (the “Rabbi Trusts”) established in connection with the LFG Deferred Compensation Plans of which Seller is the current grantor, such that the assets in the Rabbi Trusts will be available for the payment of benefits under the LFG Deferred Compensation Plans, and (iii) be the owner of all corporate owned life insurance policies purchased as a funding source for the LFG Deferred Compensation Plans; provided that, to the extent any aspect of the foregoing clauses (ii) or (iii) is not completed as of the Closing Date, Seller shall cause it to be completed as promptly as possible following the Closing Date.
          (d) At or prior to Closing, Seller shall vest, or cause to be vested, each Covered Employee in all Company Benefit Plans which are not Assumed Plans, including but not limited to any equity awards.
          (e) Notwithstanding any provision in any agreement by and between Seller or any of its Affiliates and Buyers or any of their Affiliates, each Buyer or any of its Affiliates may make offers of employment on such terms as it shall determine to be effective on or after the Closing Date to any employees of Seller and its Affiliates which employees primarily provide services to the Companies or any of their Subsidiaries, including, but not limited to, the seven personnel currently managing the Dallas Data Center facility located at 2201 W. Plano Parkway, Plano, Texas. Further, Buyers may assume the real estate and equipment leases in respect of the foregoing facility dedicated to serving the Companies, subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court.
          (f) From and after the Closing Date, (i) Buyers or their Affiliates shall (x) assume, or cause the Companies to continue, as the case may be, sponsorship of, and all liabilities under, each Assumed Plan and (y) assume or discharge all obligations under such

Assumed Plans as of the Closing Date and (ii) Buyers shall, or shall cause their Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof (i) with the prior written consent of Buyers or (ii) as permitted pursuant to Section 5.2(c) of this Agreement, each Assumed Plan.
          (g) Nothing in this Section 5.8 shall be construed to limit the right of Buyers or any of their Subsidiaries (including, following the Closing Date, the Companies and their Subsidiaries) to amend or terminate any Assumed Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.8 be construed to prohibit the Buyers or any of their Subsidiaries (including, following the Closing Date, the Companies and their Subsidiaries) from terminating the employment of any particular Covered Employee following the Closing Date.
          (h) Without limiting the generality of Section 10.8, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.
          (i) From and after the date hereof, notwithstanding any other provision of this Agreement, in no event shall the Companies or their Subsidiaries indemnify or reimburse Seller or any of its Subsidiaries or Affiliates (other than the Companies or their Subsidiaries) in respect of any severance or change of control benefits payable by Seller or any such Subsidiaries and Affiliates (other than benefits payable by the Companies and their Subsidiaries, with respect to which Seller and its Subsidiaries shall not be responsible), under any existing cost-reimbursement arrangement or otherwise. For purposes of this provision, Seller’s Subsidiaries shall not include the Companies and their Subsidiaries.
          (j) FNF and Seller hereby agree that effective as of the Closing, all restrictions under the Confidentiality Agreement on the solicitation or hiring of any executive or employee are hereby deemed deleted, including the second full paragraph on page three thereof. In addition, all such restrictions shall be deemed deleted if any of the following has not occurred or been granted on or before December 22, 2008: (i) the Final Approval Order (other than with respect to UCTIC, if applicable), (ii) the approval by the Nebraska Department of Insurance of the Form A filing with respect to the acquisition of the Companies, (iii) the approval by the New Jersey Department of Banking and Insurance of the Form A filing with respect to the acquisition of CNJ, (iv) the Chapter 11 Court Order, or (v) the waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired. Further, following the date hereof Buyers and their Affiliates shall be permitted to discuss (i) with agents their continued roles with the Companies and their Subsidiaries or with Buyers or their other Affiliates following the Closing, and (ii) with customers the transactions contemplated hereby, and in each case to provide them assurances with respect thereto.
          (k) Seller shall cause the enrolled actuary (the “Plan Actuary”) for the LandAmerica Cash Balance Plan (the “Cash Balance Plan”) to calculate the benefit obligation under the Cash Balance Plan as of a date not more than five business days prior to the Closing Date (such date, the “Calculation Date”), such benefit obligation to be the sum of (i) the amount of the cash balance account as of the Calculation Date in respect of each Cash Balance Plan participant who is, on the Calculation Date, or could be following the Calculation Date, entitled to receive Cash Balance Plan benefits in the form of a lump sum, plus (ii) the aggregate benefit obligation in respect of all Cash Balance Plan participants not described in the preceding clause (i), computed on an accounting (ongoing) basis (not on a termination basis) using the same methodology utilized to determine the “benefit obligation at end of year” in Seller’s Form 10-K for the year ended December 31, 2007; provided that the interest rate used to make such calculation shall be the prevailing interest rate used by Mercer (the Cash Balance Plan’s enrolled actuary) as of the Calculation Date to compute benefit obligations of defined benefit plans of its clients generally (the amount of such benefit obligation calculated hereunder, the “Current Benefit Obligation”). In the event that the Current Benefit Obligation exceeds the market value of the LandAmerica Cash Balance Plan’s assets on the Calculation Date (such excess, if any, the “Funding Amount”), upon the Closing, Seller shall contribute to the LandAmerica Cash Balance Plan from the Purchase Price proceeds cash in an amount equal to the Funding Amount. In such event, Buyers shall be entitled to fund these amounts on behalf of Seller directly to the Cash Balance Plan from the Purchase Price. For the avoidance of doubt, the Chapter 11 Court Order shall require such funding, if any, on the part of Seller. In addition, Seller agrees that, prior to the Closing, it shall not take action or initiate any proceeding to terminate the Cash Balance Plan.
          (l) Shortly prior to the Closing, Seller provided to Buyers a list of employees purported to be Covered Employees, which is attached as Schedule 2 hereto. Buyers have not had an adequate opportunity to review that list. Buyers shall have 30 days from the Closing to identify any employee on such list who is not in fact a Covered Employee and notify Seller of Buyers’ belief to such effect. In the event that any such employee so identified by Buyers within such period is not in fact a Covered Employee, Seller agrees to accept the transfer of such employee’s employment to Seller and to reimburse Buyers for any salary or benefits provided by Buyers.
          Section 5.9 Certain Transfers and Licenses.
          (a) Rights in Certain Trademarks and Contracts. Prior to or at the Closing or as promptly as practicable thereafter, and subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court, Seller shall transfer or assign, or cause to be transferred or assigned to the Companies and their Subsidiaries (i) all Intellectual Property owned by Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) that is used solely in the businesses of the Companies and their Subsidiaries, (ii) all rights in and to the name “Commonwealth,” “United Title,” “United Capital Title,” “Lawyers Title” and any of the names and trademarks set forth on Section 5.9(a)(ii) of the Company Disclosure Schedule owned by Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries), (iii) each contract, arrangement, commitment or understanding to which Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) is a party that relates to the use of Intellectual Property solely in connection with the businesses of the Companies and their Subsidiaries; and (iv) any contract, arrangement, commitment or understanding set forth on Section 5.9(a)(iv) of the Company Disclosure Schedule. Such transfers shall be at no additional cost to Buyers, the Companies or their respective Subsidiaries and Affiliates. For the avoidance of doubt, none of the Intellectual Property set forth on Section 5.9(a)(v) of the Company Disclosure Schedule nor rights in the words “LandAmerica” nor derivatives thereof nor the LandAmerica logo nor derivatives thereof shall be transferred or assigned to the Companies or their Subsidiaries.
          (b) License to Certain Trademarks. Effective as of the Closing Date, Seller and its Subsidiaries and Affiliates (other than the Companies and their Subsidiaries), hereby grant to the Companies and their Subsidiaries (each a “Company Licensed Party” and together the “Company Licensed Parties”) a worldwide, royalty-free, fully paid up, non-exclusive, sublicenseable to Affiliates of Buyers (on multiple levels), non-transferable (except as set forth herein) right and license to use all Trademarks owned by Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) and used in the businesses of the Companies and their Subsidiaries as of the date hereof, including those on Section 5.9(a)(v) of the Company Disclosure Schedule (“Seller Trademarks”), on any materials that prior to Closing included any Seller Trademarks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, invoices, receipts, forms, product, training and service literature and materials and other materials (“Materials”) in connection with the respective businesses of a Company Licensed Party for (x) a period of 180 days following the Closing Date for such Materials that do not require approvals from any Governmental Entity to be modified; and (y) the period of time following the Closing Date until 180 days after all applicable Governmental Entities have granted the Licensed Parties approval to modify Materials that require such approvals to be modified; provided, that the applicable Company Licensed Party use commercially reasonable efforts to obtain such approvals from the applicable Governmental Entities as promptly as possible after the Closing Date. Subject to applicable Law, the Company Licensed Parties’ use of the Seller Trademarks during the applicable term as set forth in this Section 5.9(b) shall be only with Seller’s prior written consent (which consent is deemed given for all uses of the Seller Trademarks as they are used in the businesses of the Companies and their Subsidiaries as of the date hereof). No Company Licensed Party shall be required to remove or replace any Seller Trademarks from any Materials that were distributed prior to Closing or during the term of the license set forth in this Section 5.9(b).
          (c) License to Certain Owned Intellectual Property. Effective as of the Closing Date, Seller and its Subsidiaries and Affiliates (other than the Companies and their Subsidiaries), shall grant to the Company Licensed Parties a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable to Affiliates of Buyers (on multiple levels) right and license, in and to all Intellectual Property owned by Seller and its Affiliates immediately following the Closing Date (other than Seller Trademarks), that is or was used in or in connection with any of the respective businesses of the Company Licensed Parties and that is embedded in the systems or Intellectual Property of the Companies or their Subsidiaries, for use in and in connection with the respective businesses of such Company Licensed Parties. The foregoing license shall be fully transferable, but only in connection with the sale of such systems or Intellectual Property of the Company Licensed Parties.
          Section 5.10 Possible Transfer of Certain Assets.

          (a) Southland Assets. The parties acknowledge that it may be economically efficient and optimal if the assets owned by Seller or its Affiliates or Subsidiaries known as ''Southland’’ (the ''Southland Assets’’) were joined with the businesses conducted and assets owned by the Companies and their Subsidiaries. Accordingly, on or before the Closing, Seller shall provide Buyers with a detailed description of the Southland Assets. At the sole election of Buyers, the parties shall negotiate to provide for the transfer or assignment (by Seller or its applicable Affiliates) of the Southland Assets (and the assumption of the related liabilities) to Buyers or one of their Subsidiaries or Affiliates, as directed by Buyers, for consideration to be mutually agreed. The parties will act in good faith to determine if Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) or both of the Transition Services Agreement should be modified to include any Corporate Services (as defined in the Transition Services Agreement) necessary to support the Southland Assets and, if so, amend the applicable schedules thereto and provide the necessary Corporate Services in accordance with the Transition Services Agreement. The foregoing shall be subject to receipt of any necessary approval by the Chapter 11 Court.
          (b) Other Assets. The parties acknowledge that it may be economically efficient and optimal if certain other businesses owned by Seller or its Affiliates or Subsidiaries (other than the Companies and their Subsidiaries) that are tangential (but integral) to the title business (e.g., production resources and claims services) (the “Other Assets”) were joined with the businesses conducted and assets owned by the Companies and their Subsidiaries. Accordingly, on or before the Closing, Seller shall provide Buyers with a detailed description of the Other Assets. At the sole election of Buyers, the parties shall negotiate to provide for the transfer or assignment (by Seller or its applicable Affiliates) of the Other Assets (and the assumption of the related liabilities) to the Companies, Buyers or one of its or their Subsidiaries or Affiliates, as directed by Buyers, for consideration to be mutually agreed. The parties will act in good faith to determine if Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) or both of the Transition Services Agreement should be modified to include any Corporate Services necessary to support the Other Assets and, if so, amend the applicable schedules thereto and provide the necessary Corporate Services in accordance with the Transition Services Agreement. The foregoing shall be subject to receipt of any necessary approval by the Chapter 11 Court.
          (c) Transfer of Certain Software. On or before the conclusion of the term of the Transition Services Agreement, and subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court, at Buyers’ option and in Buyers’ sole discretion, Seller shall transfer or assign (or cause to be transferred and assigned) to the Buyers or the Companies or their Subsidiaries any third party software licenses or any hardware owned by or licensed to Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) that is primarily used in the operation of the businesses by Companies or their Subsidiaries; to the extent that there are any costs payable to a third party to consent to such transfer or assignment, such costs shall be borne by Buyers. Such transfers or assignments, with respect to Seller or its Subsidiaries or Affiliates, shall be at no additional costs to Buyers, the Companies or their Subsidiaries. With respect to third party software licenses or hardware that is primarily used by Seller or its Subsidiaries or Affiliates in the operation of their businesses and that is also used in the operation of the businesses of the Companies and their Subsidiaries, Seller will notify Buyers as promptly as practicable after the date of this Agreement and the parties shall work together to determine whether the parties can continue to jointly use such software and hardware upon Closing; if such software or hardware cannot be jointly used upon Closing, then, at Buyers’ sole option and in Buyers’ sole discretion, the parties shall obtain alternative sources therefor as of the Closing or Seller shall provide such software or hardware as a Corporate Service, subject to Section 5.7(h) of this Agreement. Notwithstanding the foregoing, it is the stated intention of the parties that Buyers or the Companies or their Subsidiaries shall obtain, either by transfer or assignment from Seller or its Subsidiaries or Affiliates or from other sources acceptable to Buyers in their sole discretion, all third party software licenses or any hardware that are primarily used in the operation of the businesses by the Companies and their Subsidiaries or that are material to the operation of the businesses of the Companies and their Subsidiaries.
          (d) Transfer of Other Agreements. On or before the conclusion of the term of the Transition Services Agreement, and subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court, at Buyers’ option and in Buyers’ sole discretion, Seller shall transfer or assign (or cause to be transferred and assigned) to Buyers or its Subsidiaries or Affiliates any third party agreement or third party service other than those subject to Section 5.10(c) (including, by way of example, agency agreements, if any) entered into or received by Seller or its Subsidiaries or Affiliates that is primarily used in the operation of the businesses by the Companies and their Subsidiaries; to the extent that there are any costs payable to a third party to consent to such transfer or assignment, such costs shall be borne by Buyers. With respect to any agreement or third party service that is primarily used by Seller or its Subsidiaries or Affiliates in the operation of their businesses that is also used in the operation of the businesses of the Companies and their Subsidiaries, Seller will notify Buyers as promptly as practicable after the date of this Agreement and the parties shall work together to determine whether the parties can continue to jointly use such agreement or third party service upon Closing; if such agreement or third party service cannot be jointly used upon Closing, then, at Buyers’ sole option and in Buyers’ sole discretion, the parties shall obtain alternative sources therefor as of Closing or Seller shall provide the benefits of such agreement or such third party service as a Corporate Service, subject to Section 5.7(h) of this Agreement. Notwithstanding the foregoing, it is the stated intention of the parties that Buyers or the Companies or their Subsidiaries shall obtain, either by transfer or assignment from Seller or its Subsidiaries or Affiliates or from other sources acceptable to Buyers in their sole discretion, all third agreements and third party services that are primarily used in the operation of the businesses by the Companies and their Subsidiaries or that are material to the operation of the businesses of the Companies and their Subsidiaries.
          Section 5.11 Certain Bankruptcy Provisions.
          (a) Within one day after execution and delivery hereof, Seller shall file a petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Eastern District of Virginia or such other forum as Buyers may agree (the “Chapter 11 Court”). Seller shall use its reasonable best efforts to obtain the entry of an order, in form and substance reasonably acceptable to the Buyers, approving the sale of the Shares to Buyers and FNF pursuant to the terms of this Agreement and the consummation of the other transactions contemplated hereby (other than any transfers or assignments of assets or agreements contemplated to occur after the Closing or the sale of the Southland Assets and the Other Assets) (the “Chapter 11 Court Order”) as promptly as possible following the filing of Seller’s bankruptcy petition. Seller shall schedule its first hearing date before the Chapter 11 Court as promptly as practicable, and at such hearing shall request that the hearing to issue the Chapter 11 Court Order be held as soon as reasonably practicable thereafter.
          (b) Buyers shall have the right to appoint a restructuring consultant (the “Buyer Consultant”), at their own expense, to observe the operations of the Companies and their Subsidiaries from the date hereof until the Closing Date. Without limiting Section 5.4, so long as such access does not significantly interfere with the operation of the business of the Companies and their Subsidiaries, the Buyer Consultant shall have: (i) access to the books and records and all other documents and information concerning the Companies and their Subsidiaries and their respective businesses; (ii) access to and be entitled to work at any of the offices or facilities at which the Companies and their Subsidiaries currently operates; and (iii) access to the employees (including senior management) of the Companies and their Subsidiaries.
          (c) Bankruptcy Court Motions. To the extent reasonably practical, Seller will provide Buyers with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Seller (including forms of orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Court or the Rehabilitation Court.
          (d) Seller shall not, and shall not permit its Affiliates to, directly or indirectly, engage in discussions or negotiations with any Person relating to any sale or potential sale of the Companies, or any of them or their assets, unless any such Person first enters into a confidentiality agreement (including provisions regarding the solicitation and hiring of employees) that is at least as protective of the Companies as the Confidentiality Agreement. In addition, Seller shall not, and shall not permit its Affiliates to, provide any confidential or non-public information or materials to any such other Person unless such information or materials are substantially simultaneously provided to Buyers.
          (e) Within one day (one Business Day, in the case of clause (iii) below) after the execution and delivery of the amended and restated version of this Agreement, Seller shall (i) file this amended and restated version of the Agreement (along with a blacklined copy identifying the changes from the original version of the SPA) with the Chapter 11 Court, (ii) serve a notice of the amended and restated version of this Agreement and the blackline via e-mail, facsimile or overnight delivery upon all parties on the Primary Service List as defined in the “Order Pursuant To Bankruptcy Code Sections 102 and 105, Bankruptcy Rules 2002 and 9007, And Local Bankruptcy Rules 2002-1 and 9013-1 Establishing Certain Notice, Case Management, and Administrative Procedures” entered by the Chapter 11 Court on November 28, 2008 and all parties on the Master Service List maintained by the Seller, (iii) file an 8-K with the S.E.C. regarding the execution of the amended and restated version of this Agreement, along with a copy thereof, and (iv) cause a version of this amended and restated Agreement, along with notice thereof, to be published on its website, as well as the bankruptcy website maintained by Epiq Systems on its behalf. Seller shall (i) use its reasonable best efforts to obtain approval of the Creditors Committee of the transactions contemplated hereby, and (ii) use its reasonable best efforts to have the Chapter 11 Court conduct a hearing to approve the amended and restated version of this Agreement and the transactions contemplated hereby, and to obtain the entry of the Chapter 11 Court Order, on or before December 16, 2008.

          Section 5.12 Post-Closing Cooperation. Without limiting the terms of the Transition Services Agreement or of Section 8.5 hereof with respect to Tax matters, following the Closing the parties shall provide each other and their respective Representatives reasonable access to such information and to such of their respective legal, accounting, financial and audit personnel as shall be necessary for financial reporting and accounting matters or to prepare documents required to be filed with Governmental Entities. In addition, following the Closing, Seller and its Subsidiaries shall use reasonable best efforts to cooperate with, and to cause their independent public accountants to cooperate (at Buyer’s sole expense) with, Buyers and their Representatives in preparing any financial statements of the Companies and their Subsidiaries for any pre-Closing period.
          Section 5.13 Capitalization of Underwriters. At or shortly after the Closing Buyers and FNF shall capitalize the Companies with at least $204 million of new consideration in a form to be determined by Buyers. To the extent that at such time Buyers and FNF capitalize the Companies with less than $204 million (including the principal amount at such time of any promissory note), Buyers shall promptly pay Sellers an amount in cash, in the manner specified in Article II, equal to such difference.
          Section 5.14 Effectiveness. The amendments set forth in this amended and restated Agreement shall be effective as of the execution and delivery of this Agreement by all parties hereto and the entry of that certain December 21, 2008 Order Granting Debtor’s Oral Motion to Approve Settlement Pursuant to Federal Rule of Bankruptcy Procedure 9019 in the form attached as Schedule 3; provided, however, that in the event that the Closing does not occur on the terms set forth in this Agreement, as amended hereby, this amended and restated Agreement shall automatically be void and of no further force or effect and the Initial Amended Agreement shall be controlling as between the parties hereto.
ARTICLE VI
CONDITIONS TO CLOSING
          Section 6.1 Conditions to Each Party’s Obligation. The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect.
          (b) HSR Act; Regulatory Approvals. The Rehabilitation Court shall have entered the Final Approval Order; and the Napa Dividend shall have occurred.
          Section 6.2 Conditions to Obligations of Buyers. The obligation of each Buyer to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by each Buyer, at or prior to the Closing Date, of the following conditions:

          (a) [omitted].
          (b) [omitted].
          (c) No Material Adverse Effect. Except for the expected issuance of the rehabilitation order with respect to the Companies and the Chapter 11 proceedings contemplated herein, including the underlying causes of such order and proceedings, or as Publicly Disclosed, since 12:00 p.m. Eastern Standard Time on December 21, 2008 and prior to the Closing, there shall not have occurred any event which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Companies, subject to and qualified by the preamble to Article III.
          (d) Ancillary Documents. Each of the Ancillary Documents shall have been executed and delivered by Seller and the Companies and shall be in full force and effect, and Seller and the Companies shall have complied with all obligations therein required to be complied with by them at or prior to the Closing.
          (e) [omitted].
          (f) Amended Plans. Seller shall have taken all actions necessary so that each Company Benefit Plan and the trust established pursuant to each such Company Benefit Plan is amended to provide that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, require the funding of any such plan or trust.
          (g) Chapter 11 Court Order. Seller shall have obtained the entry of and there shall be in force a final Chapter 11 Court Order (i.e., a final and enforceable order, but without regard to whether the time for taking an appeal has expired). Buyers agree that the existing December 17, 2008 Order: (A) Approving the Sale of LandAmerica Financial Group, Inc.’s Stock in Certain Underwriting Subsidiaries and Other Assets; (B) Approving Related Stock Purchase Agreement; (C) Approving Form and Manner of Notice Thereof; and (D) Granting Related Relief is, as of December 20, 2008, in both form and substance, acceptable to the Buyers.
          Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Seller at or prior to the Closing Date of the following conditions:
          (a) [omitted].
          (b) Performance of Obligations of Buyers. Each Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of such Buyer by an executive officer such Buyer to such effect.

ARTICLE VII
TERMINATION
     Section 7.1 Termination. (a) This Agreement may be terminated on or prior to the Closing Date only as follows:
     (i) by mutual written consent of Buyers and Seller;
     (ii) by either Seller or Buyers, if any Governmental Entity that must grant a Regulatory Approval to complete the transactions contemplated hereby has denied approval thereof and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;
     (iii) by either Seller or Buyers, if the Closing Date shall not have occurred on or before December 22, 2008 (the “End Date”); provided, that in the event that as of the End Date, any condition set forth in Section 6.1 or in Section 6.2 has not been satisfied, the Termination Date may be extended from time to time by Buyers one or more times to a date not beyond three months from the End Date (such later date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this section shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
     (iv) [omitted]; or
     (v) [omitted].
     (b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.
          Section 7.2 Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all obligations of the parties hereto under this Agreement shall terminate and this Agreement shall become null and avoid and of no further force and effect, except (a) for the provisions of Section 5.4(b), Section 5.8(j), this Section 7.2 and Sections 10.2, 10.3, 10.5 and 10.6 and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.
ARTICLE VIII
TAX MATTERS
          Section 8.1 Seller’s Responsibility for Taxes. Notwithstanding anything in this Agreement to the contrary, Seller shall be liable for and shall bear and pay, reimburse, indemnify and hold harmless Buyers and their Affiliates (including the Companies and all of their Subsidiaries) for, from and against any and all liabilities for Taxes (or payments in respect of Taxes) that arise out of, relate to or are attributable to (a) Taxes imposed on, allocated to or incurred or payable by the Companies or any of their Subsidiaries for any Pre-Closing Tax Year (b) any Taxes imposed under Treasury Regulation Section 1.1502-6(a) (or under any similar provision of Law) with respect to a consolidated, combined, unitary, affiliated or other Tax group that included the Companies or any of their Subsidiaries in a Pre-Closing Tax Year, (c) Taxes with respect to the transactions contemplated by this Agreement; (d) breaches or inaccuracies of the representations and warranties or the covenants set forth in this Agreement that relate to Tax matters; (e) any and all Taxes of any person imposed on either of the Companies or any of their Subsidiaries as a transferee or successor, by contract, or otherwise; and (f) any reasonable fees and expenses (including attorney’s, accountant’s and other professional’s fees) incurred in connection with any claim, investigation, review, proceeding, negotiation or matter related thereto; provided, however, that any indemnification under this Section 8.1 shall be satisfied solely by reduction in the principal amount of the FNF Note as described in Section 9.4(b).
          Section 8.2 Straddle Periods. In the case of Taxes (other than Taxes (including Transfer Taxes) arising out of, related to or attributable to the transactions contemplated by this Agreement which shall be for Seller’s account in all cases) that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be:
          (a) (i) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (an interim closing of the books);
          (b) (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies or any of their Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and
          (c) in the case of Taxes based upon gross premiums deemed equal to the amount that would be payable with respect to the premiums written as of the Closing Date.
          Section 8.3 Indemnification Procedures. Any claim for indemnification under Section 8.1 shall be made in accordance with procedures set forth in Section 9.6 of this Agreement.
          Section 8.4 Tax Returns.
          (a) Seller shall prepare and timely file or cause to be prepared and timely filed:

     (i) all income Tax Returns for the Companies and their Subsidiaries for all Pre-Closing Tax Periods that are filed on a consolidated, combined, or unitary basis, regardless of when such Tax Returns are required to be filed. Such Tax Returns, as they relate to the Companies or any of their Subsidiaries, shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Buyers; and
     (ii) all other Tax Returns for the Companies and their Subsidiaries for Tax periods that end before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any valid extensions). Such Tax Returns shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Buyers.
          (b) Buyers shall prepare and timely file, or cause to be prepared and timely filed, Tax Returns for the Companies and their Subsidiaries for Tax periods that end on or before the Closing Date that are not described in Section 8.4(a) and not filed on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Seller.
          (c) Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Companies and their Subsidiaries for all Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Seller.
          (d) Buyers shall prepare and timely file, or cause the Companies and their Subsidiaries to prepare and timely file, all Tax Returns required to be filed by or with respect to the Companies and their Subsidiaries for any Tax period beginning after the Closing Date.
          (e) Seller shall not enter into any settlement or compromise related to any Taxes which settlement or compromise could have a material adverse impact on the Companies, their Subsidiaries, Buyers or any of their Affiliates without obtaining prior written consent of Buyers, which consent shall not be unreasonably withheld.
          Section 8.5 Cooperation and Exchange of Information. Buyers and Seller shall, and shall cause their respective Affiliates to, provide each other with such cooperation and information as either of them or their respective Affiliates reasonably may request of the other in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, determining the amount of any loss or credit attributable to any of the Companies or their Subsidiaries, or participating in or conducting any Tax audit, examination, assessment or proceeding (''Tax Contest’’). Such cooperation and information shall include, to the extent reasonably requested, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Buyers and Seller shall, and shall cause its respective Affiliates to, retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies and their Subsidiaries for each Tax period first ending after the Closing Date and for all prior years until the later of (i) the expiration of the statute of limitations of the years to which such Tax Returns and other documents relate, without regard to extension except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.5 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Contest or as otherwise may be required by Law, regulation, or the rules of any stock exchange.
          Section 8.6 Tax Sharing. All intercompany balances due with respect to any and all existing Tax Sharing Agreements will be paid in full and settled immediately before the Closing Date. For purposes of this Section 8.6, to the extent it relates to federal income Taxes, the amount shown on line 16.1 of the statement of assets in LTIC’s quarterly Statutory Statement for the fiscal quarter ended September 30, 2008 filed with the Insurance Department of the State of Nebraska shall be treated as due. As of the Closing Date, and thereafter, neither Seller, nor any Company, nor any of their Subsidiaries shall have any continuing liability or rights with respect to each other under any such agreement.
          Section 8.7 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes shall be borne 50% by Buyers and 50% by Seller from the Purchase Price. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Buyers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
          Section 8.8 Section 338 Elections. The parties shall, unless prohibited by Law or not legally available in view of the structure of this Agreement, mutually consider at the request of Buyers, making a timely, or causing the appropriate Affiliate to timely make, joint elections (collectively, the ''Section 338(h)(10) Election’’) with respect to the purchase of the stock of any of the Companies or their Subsidiaries under (i) Section 338(h)(10) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where either Company or their Subsidiaries currently files income Tax Returns. In such event, Buyers and Seller shall report (or shall cause an appropriate Affiliate to report), in connection with the determination of Taxes, the purchase of the stock of the Companies in a manner consistent with the Section 338(h)(10) Election.
          Section 8.9 Miscellaneous. (a) Seller and Buyers agree to treat all payments made by either of them to or for the benefit of the other under the indemnity provisions of this Agreement as adjustments to the Purchase Price.
          (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the parties set forth in this Article VIII and the representations and warranties set forth in Section 3.10 shall be unconditional and absolute and shall not be subject to any restrictions or limitations and shall remain in effect until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, any breach of representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.
          (c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty set forth in Section 3.10 shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty.
ARTICLE IX
INDEMNIFICATION
          Section 9.1 Survival. Other than as set forth in Section 3.10, the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate as of, and shall not survive, the Closing. The covenants and agreements of the parties contained in this Agreement that contemplate performance after the Closing (including, for the avoidance of doubt, Sections 5.8(c) and 5.8(f)) shall survive the Closing in accordance with their terms. All other covenants and agreements contained in this Agreement shall terminate as of, and shall not survive, the Closing.
          Section 9.2 Indemnification by Seller. [omitted].
          Section 9.3 Indemnification by Buyers. [omitted].
          Section 9.4 Certain Limitations. (a) [omitted].
          (b) Any Person entitled to indemnification under Section 8.1 shall only be indemnified by the reduction of the principal amount of the FNF Note by the amount of Taxes or payments in respect of Taxes incurred, from and after the date of incurrence, it being understood that such reduction shall be the sole and exclusive source of recovery and remedy of any such Person with respect to any claim for indemnification under Section 8.1; provided, that the maximum aggregate reduction in respect of any and all claims under Section 8.1 shall be $10 million.
          (c) [omitted].
          (d) [omitted].
          (e) [omitted].
          (f) [omitted].
          Section 9.5 Tax Indemnification. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification relating to Tax matters (including indemnification for breach of the representations and warranties of

Section 3.10) shall be governed exclusively by Article VIII, except to the extent Article VIII refers to this Article IX.
          Section 9.6 Third Party Claim Procedures. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to be given notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability and wrongdoing with respect to such Third Party Claim. Seller and Buyers shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Standard. No representation or warranty of Seller contained in Article III or of Buyers contained in Article IV shall be deemed untrue, inaccurate or incorrect for purposes of Section 6.2(a) or 6.3(a) of this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for such purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyers, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Companies or Buyers, respectively (disregarding for purposes of this Section 10.1 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, (i) the representations and warranties contained in Section 3.2(a) shall be deemed untrue and incorrect if not true and correct in all respects other than to a de minimis extent (relative to Section 3.2(a), taken as a whole) and (ii) the representations and warranties contained in Sections 3.2(b), 3.3(a), 3.3(b), 3.3(c)(i), 3.7, 3.20, and 3.21 shall be deemed untrue and incorrect if not true and correct in all material respects.
          Section 10.2 Notices. All notices and other communications in connection with this Agreement shall be in writing, shall be effective upon receipt and shall be deemed given if delivered personally, sent via facsimile (with answer-back confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Seller, to:
LandAmerica Financial Group, Inc.
5600 Cox Road
Glen Allen, VA 23060
Attention: Executive Vice President, Chief Legal Officer
Fax: (804) 267-8827
with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Paul Shalhoub and Rachel Strickland
Fax: (212) 728-8111
(b) if to Buyers, to:
Chicago Title Insurance Company
Fidelity National Title Insurance Company
c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Chief Legal Officer
Fax: (904) 357-1029
with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019

Attention: Robert S. Rachofsky
Fax: (212) 259-6333
          Any party may change the address to which notices, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.
          Section 10.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to the “transactions contemplated by this Agreement” and similar expressions include the transactions contemplated by the Ancillary Documents. The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not to any particular provisions of this Agreement. As used herein, each reference to “the date of this Agreement,” “the date hereof” or similar terms shall refer to November 25, 2008. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
          Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Either party may deliver its signed counterpart of this Agreement to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
          Section 10.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
          Section 10.6 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chapter 11 Court. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 10.7 Publicity. Neither Seller nor Buyers shall, and neither Seller nor Buyers shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyers, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyers; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.
          Section 10.8 Assignment; Third Party Beneficiaries. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (other than by either Buyer by operation of law in a merger of such Buyer) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
          (b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          Section 10.9 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chapter 11 Court, in addition to any other remedy to which they are entitled at law or in equity.

Remainder of Page Intentionally Left Blank

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

LANDAMERICA FINANCIAL GROUP, INC.
By:	/s/ Theodore L. Chandler, Jr.
	Name:	Theodore L. Chandler, Jr.
	Title:	Chairman and Chief Executive Officer

CHICAGO TITLE INSURANCE COMPANY
By:	/s/ Peter T. Sadowski
	Name:	Peter T. Sadowski
	Title:	Executive Vice President and General Counsel

FIDELITY NATIONAL TITLE INSURANCE COMPANY
By:	/s/ Peter T. Sadowski
	Name:	Peter T. Sadowski
	Title:	Executive Vice President and General Counsel

FIDELITY NATIONAL FINANCIAL, INC., solely for the limited purposes set forth in Sections 2.1, 2.6, 4.7, 5.8(c) and 5.8(j) hereof
By:	/s/ Peter T. Sadowski
	Name:	Peter T. Sadowski
	Title:	Executive Vice President and General Counsel

[Signature Page to Stock Purchase Agreement]